EXHIBIT J

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information which is incorporated by reference in the filing and to the incorporation by reference of our report dated December 16, 2011 on the financial statements of The Hartford Unconstrained Bond Fund (formerly The Hartford Corporate Opportunities Fund) in the Registration Statement (Form N-1A) of The Hartford Mutual Funds, Inc. filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 105 under the Securities Act of 1933 (Registration No. 811-07589).

/s/Ernst & Young LLP

Minneapolis, Minnesota

May 30, 2012